Exhibit 11

STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

(Dollar amounts in thousands)

	For the three months ended June 30,
	2013	2012
Numerator:
Income from continued operations	$26,587	$20,009
Income from discontinued operations	17,979	9,703
Preferred stock dividend	(911)	(911)
Redeemable noncontrolling interest in income	(48)	(105)
Net income available to common shareholders	43,607	28,696
Participating securities	(100)	-
Net income available to common shareholders net of participating securities	$43,507	$28,696
Denominator:
Denominator for basic earnings per share -weighted average shares	77,106	76,735
Dilutive effect of stock based awards	174	335
Denominator for diluted earnings per share adjusted for weighted average shares and assumed conversion	77,280	77,070
Basic earnings per share from continuing operations	$0.33	$0.25
Basic earnings per share from discontinuing operations	0.23	0.12
Basic earnings per share	$0.56	$0.37
Diluted earnings per share from continuing operations	$0.33	$0.25
Diluted earnings per share from discontinuing operations	0.23	0.12
Diluted earnings per share	$0.56	$0.37

	For the six months ended June 30,
	2013	2012
Numerator:
Income from continued operations	$61,129	$37,666
Income from discontinued operations	18,422	11,170
Preferred stock dividend	(1,822)	(1,822)
Redeemable noncontrolling interest in income	(95)	(210)
Net income available to common shareholders	77,634	46,804
Participating securities	(178)	-
Net income available to common shareholders net of participating securities	$77,456	$46,804
Denominator:
Denominator for basic earnings per share -weighted average shares	77,047	76,323
Dilutive effect of stock based awards	223	377
Denominator for diluted earnings per share adjusted for weighted average shares and assumed conversion(1)	77,270	76,700
Basic earnings per share from continuing operations	$0.77	$0.46
Basic earnings per share from discontinuing operations	0.24	0.15
Basic earnings per share	$1.01	$0.61
Diluted earnings per share from continuing operations	$0.76	$0.46
Diluted earnings per share from discontinuing operations	0.24	0.15
Diluted earnings per share	$1.00	$0.61

(1)	There were zero and 34,000 average anti-dilutive operating company units outstanding for the six months ended June 30, 2013 and 2012, respectively.